
                                                                   EXHIBIT EX-12

                      TRANSAMERICA CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (Dollar amounts in thousands)


                                            Year Ended December 31,
                            ________________________________________________________
                               1993        1992       1991       1990        1989
Fixed charges:
 Interest and debt expense  $  511,649  $  568,887  $631,106  $  751,808  $  798,347
 One-third of rental
  expense ................      29,073      29,788    31,052      28,096      30,670
                            __________  __________  ________  __________  __________
   Total .................  $  540,722  $  598,675  $662,158  $  779,904  $  829,017
                            ==========  ==========  ========  ==========  ==========
Earnings:
 Consolidated operating
  income from continuing
  operations .............  $  450,497  $  342,910  $ 45,099  $  212,709  $  264,608
 Provision for income
  taxes ..................     150,141     217,477    66,226     123,979     141,666
 Fixed charges ...........     540,722     598,675   662,158     779,904     829,017
                            __________  __________  ________  __________  __________
   Total .................  $1,141,360  $1,159,062  $773,483  $1,116,592  $1,235,291
                            ==========  ==========  ========  ==========  ==========

Ratio of earnings from con-
 tinuing operations to
 fixed charges ...........        2.11        1.94      1.17        1.43        1.49
                                  ====        ====      ====        ====        ====